Exhibit 99.1

Macquarie Infrastructure Company Reports Fourth Quarter and Full Year 2008 Results

  Gross Profit and Estimated CAD Increase over 2007
  Airport Services Debt Facility Amended in Capital Review
  Cash Distributions Suspended to Accelerate Debt Reduction
  $253.5 Million Pre-Tax Non-Cash Write-down of Intangible and Long-Lived Assets
  Near-Term Performance Outlook for Bulk Liquid Storage Revised

NEW YORK--(BUSINESS WIRE)--February 26, 2009--Macquarie Infrastructure Company (NYSE: MIC), a market leader in the ownership and operation of U.S. infrastructure businesses, today reported its fourth quarter and full year 2008 financial results. 2008 full year gross profit increased 13% to $398.5 million compared with $351.5 million in 2007.

Estimated cash available for distribution (“CAD”) increased 1% to $106.1 million in 2008 from $105.0 million in 2007. The Company reported CAD of $19.6 million or $0.44 per share for the fourth quarter compared with $25.6 million, or $0.57 per share, for the fourth quarter in 2007. MIC believes that CAD, a non-GAAP measure, provides additional insight into its operating performance and generation of cash available to reduce debt, make distributions to equity holders or reinvest in the growth of the Company. In future periods the Company will disclose "cash available before debt reduction" and "CAD" will be replaced with "CADR". The calculation will be unchanged but the definition will encompass the impact of cash sweeps and the redirection of cash to prepayment of debt principal.

MIC continued to reduce risks associated with its capital structure during the fourth quarter of 2008 and first quarter of 2009 in response to the overall decline in economic activity. The Company’s strategy has led to substantial reductions in the debt of the airport services business and significant modifications to the debt facility of that business. MIC continues to pursue opportunities to further reduce debt at both its holding company and operating company levels.

The modifications of the airport services debt included a prepayment of approximately $44.9 million and an easing of a leverage ratio (debt to adjusted EBITDA) covenant. As a part of the agreement, the Company will sweep 100% of available cash flows generated by the airport services business to the prepayment of debt until the debt to adjusted EBITDA ratio in the business falls below specified levels.

The analysis also resulted in a decision to pursue strategic alternatives with respect to MIC’s airport parking business including a possible sale, debt restructuring or filing for bankruptcy protection. The Company has advised lenders to the airport parking business that it does not intend to provide the business with additional capital contributions other than a maximum of $12.0 million in obligations that it has guaranteed. Implementation of any of the strategic alternatives would have no impact on the continued operation or cash generation of any other of MIC’s businesses.

“We have made considerable progress in terms of reducing our exposure to risks associated with the economic slowdown”, said Peter Stokes, Chief Executive Officer of MIC. “Our airport services business is in a much better position as a result of its reduced debt level, and we have provided investors with a clear statement on the alternatives we are pursuing with the airport parking business,” he added.

Along with its operating results, MIC announced that it has recorded a pre-tax non-cash charge of $253.5 million in the fourth quarter of 2008 to write-down the carrying value of a portion of the intangible and long-lived assets on its balance sheet. $166.0 million of the write-down was attributed to the Company’s airport parking business and $87.5 million was attributed to its airport services business.

The Company reported a net loss of $185.3 million and $178.5 million for the quarter and full year, respectively, largely as a result of the impairment charges in the fourth quarter. Excluding the impact of the impairment charges, the Company would have reported a net loss of $12.0 million for the year.

Although the Company’s operating entities continue to generate substantial levels of cash, MIC’s board of directors has decided to suspend the payment of quarterly cash distributions to shareholders. Cash accumulated as a result of the suspension will be used to accelerate the reduction of the Company’s debt. The Company believes that it will be able to resume the payment of distributions when debt levels at its airport services business and holding company have been reduced further.

MIC’s gas production and distribution business and its district energy business remained resilient in the face of the economic downturn and performed in line with expectations in the fourth quarter and for the full year. The Company’s bulk liquid storage terminal business generated solid growth in operating income on continued strong demand for storage and contributions from new capacity which was commissioned in 2008.

While operating cash flows of the bulk liquid storage business are expected to increase again in 2009, the business anticipates that maintenance capital expenditures will also rise over the near term. Reflecting the increased capital expenditures, total CAD generated by the business is expected to be between $28.0 million and $36.0 million in 2009. The amount of any dividends payable to MIC will be a function of, among other factors, the outlook for market conditions, the level of the business’ indebtedness and the availability of funding for growth projects.

Financial Highlights

Consolidated revenue for full year 2008 increased 27% to $1.05 billion compared with $831.4 million in 2007. The acquisition of 32 additional facilities by the Company’s airport services business in 2007 and 2008 drove the majority of the increase. Higher jet fuel prices resulting from the mid-year spike in crude oil prices also contributed to the increase. The higher fuel prices are passed through to customers and the recovery of the cost is reflected in revenue. Consolidated revenue for the fourth quarter decreased 20% to $209.8 million compared with $263.7 million in the fourth quarter of 2007. The decrease was primarily the result of reduced activity at the Company’s airport services business and the lower average cost of jet fuel in the fourth quarter of 2008 compared with the fourth quarter of 2007.

Consolidated gross profit for the full year increased 13% to $398.5 million on contributions from the recently acquired airport services facilities. Consolidated gross profit decreased 30% to $74.9 million in the fourth quarter compared with $106.4 million in the fourth quarter of 2007. The decrease reflects a decline in activity at the airport parking business and the impact of $19.1 million of impairment charges related to the write-down of intangible and other long-lived assets in the quarter. The Company believes that reporting gross profit, or revenue less costs of goods sold/sales, improves transparency regarding its financial performance. Analysis of gross profit removes the volatility in revenue associated with expenses that are effectively borne by customers of its businesses.

For the full year 2008, CADR increased 1% to $106.1 million from $105.0 million in 2007. CADR was $19.6 million, or $0.44 per share, for the fourth quarter compared with $25.6 million, or $0.57 per share, for the fourth quarter in 2007. The decline in CADR in the fourth quarter was attributable primarily to softer performance by the airport services business during that period. MIC believes that CADR, a non-GAAP measure, provides additional insight into its operating performance and generation of cash available to reduce debt, make distributions to equity holders or reinvest in the growth of the Company. A reconciliation of CADR to cash from operations is provided below.

The Company reported a net loss for the full year of $178.5 million or $3.97 per share including the effects of the write-down of intangible assets and long-lived assets. Excluding the write-down, the Company’s full year 2008 net loss was $12.0 million or $0.27 per share.

Amendment of Airport Services Debt Facility

MIC, in cooperation with its lenders, has amended certain terms of the debt facility at its airport services business. As a part of the amendment, the Company will sweep all excess cash from the airport services business to debt repayments until such time as the ratio of debt to adjusted EBITDA decreases to less than 6.0. When the debt to adjusted EBITDA ratio falls below 6.0, 50% of the cash flows from the business will be available to MIC until the ratio is reduced to less than 5.5. MIC will have access to 100% of the excess cash flows from the airport services business when the debt to adjusted EBITDA ratio is below 5.5, provided that the ratio remains below that level. At year-end 2008 the ratio was 6.68.

The amendments include a relaxation of the leverage covenant. For 2009, the maximum leverage ratio permitted is increased from 7.25 to 8.25. The maximum leverage ratio declines each year through the maturity of the debt.

In February 2009, the Company paid down approximately $44.9 million of airport services’ debt principal, net interest rate swap break fees of $5.1 million. The reduction in debt is expected to lower annualized interest expense by $3.0 million.

The interest margin on the debt and its scheduled maturity were not changed.

Airport Parking

It is unlikely that the Company’s airport parking business will be able to refinance its debt obligations that mature in 2009 as a result of the continued erosion of revenue caused by the decline in the level of commercial air travel. MIC has advised lenders to the airport parking business that it does not intend to provide the business with additional capital contributions other than a maximum of $12.0 million in obligations in connection with certain interest rate swap obligations, shuttle bus leases and one facility lease that it has guaranteed.

The primary debt facility of MIC’s airport parking business is a limited recourse facility without any other parent or cross guarantees. The average maturity of debt facilities other than in the airport parking business is 5.1 years.

Distributions to Shareholders Suspended to Accelerate Capital Restructure

MIC has suspended the payment of quarterly cash distributions to shareholders. The Company will further strengthen its balance sheet using internally generated cash to reduce debt levels. MIC also believes that it will avoid the need to raise new capital for debt repayment on unfavorable terms in the current environment.

Cash accumulated as a result of the suspension of distributions can be used to reduce debt at the airport services business or to reduce the drawn balance on MIC’s holding company revolving credit facility.

The Company has limited visibility into the timing of an economic recovery and increased stability in the capital markets and is therefore unlikely to make distributions to shareholders during 2009. However, MIC believes that it will be able to resume payment of cash distributions when it has successfully reduced its overall debt levels and has reasonable visibility into the functioning of the capital markets.

Intangible and Long-Lived Asset Non-Cash Write-down

MIC recorded a non-cash pre-tax impairment charge in the fourth quarter of 2008 of $253.5 million to write down the carrying value of intangible assets and long-lived assets on its balance sheet in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). These standards require the Company to evaluate intangible assets and long-lived assets for impairment whenever a triggering event exists. The decline in the Company’s stock price during the fourth quarter of 2008 caused its carrying value to exceed its market capitalization, which the Company determined to be a triggering event in accordance with SFAS No. 142 and SFAS No. 144. These standards require the Company to consider the fair value of its reporting units in its evaluation of impairment. Factors considered in determining fair value for purposes of SFAS 142 include, among other things, the Company’s market capitalization as determined by quoted market prices for its common stock, market values of the Company’s reporting units based on common market multiples for comparable companies, and discount rates that appropriately reflect not only the Company’s businesses, but also the current overall macroeconomic environment. The extended decline in the Company’s share price and the uncertainties and deterioration in overall macroeconomic conditions through the current date have had a material impact on the impairment test for goodwill and other intangible assets.

The impact on the Company’s consolidated net loss for the fourth quarter and full year is $3.74 per share, net of tax benefits of $85.6 million. The Company will continue to monitor the valuation of intangibles and other long-lived assets on a quarterly basis in light of prevailing market conditions.

Near Term Outlook for Bulk Liquid Storage Terminal Business Revised

MIC expects its bulk liquid storage terminal business to generate growth in gross profit and EBITDA on contractual increases in storage rates, combined with full-year contributions from projects completed in 2008 and part-year contributions from those scheduled to be completed in 2009. The Company expects that the business will produce gross profit in a range of $165.0 million to $177.0 million and EBITDA in a range of $140.0 million to $152.0 million in 2009. MIC has a 50% interest in the bulk liquid storage business and does not consolidate its financial results with those of its other businesses.

Maintenance and environmental capital expenditures made by the business totaled $42.7 million in 2008. Due to an increase in the number and size of tanks to be inspected and repaired in 2009 as a part of the business’ extensive tank cleaning and inspection program, the deferral of some maintenance capital expenditure projects from 2008 to 2009 and the need to undertake repairs and upgrades to some infrastructure at the business’ Louisiana terminals, maintenance and environmental capital expenditures are forecast to increase to between $65.0 million and $67.0 million in 2009.

In 2009, the bulk liquid storage terminal business will seek external funding to complete previously approved growth projects and scheduled amortization of a term loan. If the business does not obtain sufficient external funding for the projects they will be funded out of operating cash flows.

In 2008, MIC received a fixed distribution of $7.0 million per quarter on its investment in the bulk liquid storage terminal business. Per the terms of MIC’s investment, the distribution will become a variable payment in 2009 based on the cash flows generated by the business.

CAD for the entire business in 2009 is estimated to be in a range of between $28.0 million and $36.0 million, including the expected increase in maintenance capital expenditures. MIC may agree to reduce the amount of distributions it receives based on factors including the outlook for bulk liquid storage market conditions, the level of debt at the business and the availability of external sources of funding for growth capital projects.

ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

The Company believes that it can provide better insight into its ability to generate cash by making certain adjustments to its “as reported” results. Financial results under Generally Accepted Accounting Principles (“GAAP”) alone do not reflect all of the items that management considers in estimating the amount of cash available to reduce debt, make distributions to equity holders or reinvest in the growth of the Company.

With the focus of the Company on preserving cash and reducing debt, “estimated cash available for distribution” no longer provides an appropriate description of the sources and uses of cash generated by its businesses. In future periods the Company will disclose “cash available before debt reduction” and “CAD” will be replaced with “CADR”. The calculation will be unchanged but the definition will encompass the impact of cash sweeps and the redirection of cash to prepayment of debt principal.

The table below summarizes MIC’s estimated cash available before debt reduction beginning with cash from operations and adjusted for certain dividend income and cash expenditures for the quarter and year ended December 31, 2008 as well as revised CADR for the nine months ended September 30, 2008.

			Revised*
	Year to Date	Quarter Ended	Year to Date
($ Millions)	31-Dec-08	31-Dec-08	30-Sep-08

Cash from operations	$93.7	$18.6	$75.1

Working capital	$(8.7)	$(13.0)	$4.3

Cash from operations adjustments	$0.7	$(1.8)	$2.5

Cash from investing and financing activities	$20.4	$15.8	$4.6

Estimated Cash Available for Distribution	$106.1	$19.6	$86.5

* The revised estimated cash available for distribution for the third quarter reflects the impact of a request by the MIC board of directors for the Manager to take base management fees in cash rather than in stock in recognition of the potentially substantial dilution that would have resulted for existing shareholders. The Manager agreed to this request and the revised CADR reflects a decrease of $2.5 million compared with the $89.0 million reported at the end of the third quarter.

MIC reported consolidated cash from operating activities of $93.7 million for the full-year 2008. Cash from operating activities decreased by 3% compared with 2007.

Cash from operating activities is reduced by an $8.7 million change in net working capital and increased interest payments on higher debt balances. Working capital decreased as a result of lower accounts receivable stemming from lower fuel prices. CADR is adjusted for the changes in working capital since these effects are believed to be temporary.

Full year cash from operations is adjusted to include:

$2.6 million of pre-funded (equity) integration expenses incurred in connection with acquisitions concluded by the airport services business in 2007;

$1.3 million of cash from an escrow established by the seller as a part of the acquisition of the gas production and distribution business in 2006; and

$0.12 million of miscellaneous adjustments including for income taxes and minority interests.

Full year cash from operations is adjusted to exclude:

$1.7 million of deferred revenue associated with new customer contracts entered into by the district energy business; and

$1.6 million of reimbursed acquisition costs, recognized in cash from operations and subtracted in order to neutralize their impact on CADR.

Estimated CADR for the full year includes a net $20.4 million in cash from investing and financing activities. The addition includes the $26.7 million portion of the dividend from the bulk liquid storage terminal business that is recorded in cash from investing activities, and subtracts primarily net cash capital expenditures of $4.9 million and capital lease pay downs of $2.0 million. $10.9 million of debt service reserve releases were applied to maintenance capital expenditures in 2008.

OPERATING BUSINESSES

MIC reports EBITDA and contribution margin, both non-GAAP financial measures, as it considers them to be important indicators of the overall performance of both its operating businesses individually and in consolidation. The Company believes that EBITDA, net of non-cash and non-recurring items, also provides insight into the performance of its operating companies and their ability to generate cash. The reporting of contribution margin by the gas production and distribution business provides additional insight into the performance of that business excluding changes in fuel prices that typically are recovered in revenue.

Airport Services - Performance and Outlook
($000)	2008	2007	% Change	4Q’08	4Q’07	% Change
Revenue	716,302	534,336	34.1	137,270	187,215	(26.7)
Gross Profit	342,002	276,656	23.6	76,761	90,143	(14.8)
EBITDA*	82,586	108,944	(24.2)	(24,883)	26,119	(195.3)

* See attached tables for a reconciliation of EBITDA to net income.

The increase in gross profit in 2008 compared with 2007 reflects the contribution from sites acquired in 2007 and early 2008. Gross profit for the fourth quarter declined in 2008 compared with 2007 as a result of the reduced level of general aviation flight activity associated with the economic slowdown. Reported EBITDA was negatively affected by the non-cash write-down of intangible and long-lived assets.

General aviation jet aircraft flight movements at the business’ 68 airports decreased by slightly more than 9% during 2008 compared with 2007. Industry analysts estimate that full-year declines for all airports exceeded 12%. The relative out performance reflects the popularity of the destinations at which the business operates as well as their ability to handle larger jets.

The volume of general aviation jet fuel sold at existing sites declined by less than 9% in 2008 compared with 2007. The decrease in the volume of fuel sold year over year was attributed to the overall decline in business activity related to the slowing of the economy. The decline in the use of larger jets has been somewhat less significant than the decline in the use of smaller jets. Smaller jets consume less fuel per plane, on average, and the impact of fewer flight movements on fuel volume has been less than the reduction in total activity.

The volume of fuel sold is a function of the number of aircraft in service and the number of hours those aircraft are flown. According to industry sources, new turbine powered aircraft deliveries increased the size of the U.S. fleet by approximately 4% in 2008, net of a historically normal level of aircraft retirements. The FAA has previously forecast growth in the size of the domestic fleet of between 6% and 7% per year. Updated forecasts, including the number of hours flown, are expected to be published in March and are likely to include slower growth rates.

Margins on retail general aviation jet fuel sales increased year over year by 1.2% on same store (excludes acquisitions in the prior twelve months) basis and decreased by 1.5% on a total stores (includes acquisitions) basis. The declines reflect an increase in the proportion of fuel sales to base tenants who typically have agreements to buy fuel at a discount compared to transient aircraft. Total average margins including into-plane sales decreased 5% at same store sites and by 8% across all sites.

Continued growth in non-fuel revenue, including hangar rental and ramp fees, and substantial reductions in selling, general and administrative expenses, partially offset the decline in fuel volume and margin. SG&A expenses were reduced by an annualized $22.0 million primarily as a result of staffing reductions and savings realized in connection with the integration of acquired sites.

Excluding non-cash losses on changes in the value of derivative instruments in 2008 and 2007, and the non-cash intangible and long-lived assets write-down in the fourth quarter of 2008, EBITDA would have decreased by 11% at existing locations and increased by 13% for all locations.

The Company expects operating income generated by the airport services business will stabilize in 2009 at amounts consistent with the overall level of economic activity. The Company expects that the lower level of gross profit compared with prior years will be partially offset by reductions in operating costs and reduced loan interest. The reductions in loan interest will accelerate as cash flows are swept to the repayment of a portion of the business’ primary debt facility.

Bulk Liquid Storage Terminal Business - Performance and Outlook
($000)	2008	2007	% Change	4Q’08	4Q’07	% Change
Terminal Revenue	306,103	250,733	22.1	82,918	69,268	19.7
Terminal Gross Profit	151,103	115,007	31.4	41,979	31,759	32.2
EBITDA*	89,716	67,076	33.8	(6,221)	14,238	(143.7)

* See attached tables for a reconciliation of EBITDA to net income.

The Company received a dividend of $7.0 million in the fourth quarter from its investment in the bulk liquid storage terminal business. MIC accrued the dividend at quarter-end and received the cash on January 23. As an owner of 50% of the business, MIC does not consolidate the financial results of the bulk liquid storage terminal business with those of its other businesses.

Terminal revenue increased for both the fourth quarter and full year compared with 2007. The increase was the result of higher average storage rates, and an increase in rented storage capacity resulting from completion of tank construction projects, including the Geismar Logistics Center. Terminal gross profit also increased for the quarter and full-year versus the prior comparable period.

Included in the business’ EBITDA and $16.2 million net loss for the quarter was a non-cash loss of $41.8 million on changes in the value of derivative instruments (interest rate hedges). The loss was the result of falling long-term interest rates during the quarter. Beginning in December the business applied hedge accounting to its interest rate derivatives. Volatility in reported earnings and EBITDA based on fluctuations in interest rates should decrease substantially in future periods.

Cash flow from operating activities in 2008 increased to $94.1 million from $91.4 million in 2007, supported by higher average storage rates and an increase in the total amount of storage under contract. Excluding the impact of non-cash gains and losses on derivatives in 2008 and 2007, EBITDA would have increased by 54% year over year and by 31% fourth quarter over fourth quarter.

The gross profit and EBITDA of the bulk liquid storage terminal business is expected to continue to improve as inflation escalators generate revenue growth from existing contracts and storage tanks currently under construction are commissioned. The business expects an additional 3.2 million barrels of storage currently under construction or conversion to be in brought into service in 2009 and early 2010.

As provided for in the shareholder agreement between MIC and the other shareholders, the business will pay MIC a variable dividend each quarter beginning with the first quarter in 2009. MIC may agree to reduce the amount of distributions it receives based on factors including the outlook for bulk liquid storage market conditions, the level of debt at the business and the availability of external sources of funding for growth capital projects.

Management of the business expects that maintenance capital expenditures in 2009 will be in a range of between $65.0 million and $67.0 million. The higher expense in 2009 reflects an increase in the number and size of tanks to be cleaned and inspected compared with 2008 and reflects the deferral of approximately $8.0 million of costs associated with tank cleaning and inspection expenses from 2008 into 2009, as well as repairs and upgrades to some infrastructure at the business’ Louisiana terminals.

Gas Production and Distribution Business - Performance and Outlook
($000)	2008	2007	% Change	4Q’08	4Q’07	% Change
Revenue	213,014	170,372	25.0	45,520	47,359	(3.9)
Contribution Margin	65,532	61,093	7.3	16,433	16,018	2.6
EBITDA*	26,456	23,887	10.8	5,556	6,158	(9.8)

* See attached tables for a reconciliation of contribution margin to revenue and EBITDA to net income.

The Company’s gas production and distribution business increased total contribution margin (revenue less cost of revenue, excluding production and transmission / distribution) in both the quarter and full year. The total volume of gas products sold by the utility and non-utility segments combined declined by a weighted average of 3.2% during 2008. The decline was driven primarily by reduced demand related to a decline in tourism in Hawaii in 2008 compared with 2007.

Revenue and contribution margin increases in both utility and non-utility operations were partially offset by higher input/product costs (feedstock and LPG) and higher operating expenses including the cost of transporting LPG between the islands of Hawaii.

Excluding non-cash gains and losses on derivative instruments in both 2008 and 2007, EBITDA would have increased by approximately 10% year over year and declined by approximately 10% fourth quarter over fourth quarter.

The rate of population growth and the level of tourism in Hawaii drive growth in gas product sales. The state government forecasts population growth of about 1% over the medium term. Tourist landings in 2008 declined by approximately 11% compared with 2007 according to the Hawaii State Department of Business, Economic Development & Tourism. The Department forecasts a further 2% decline in tourist landings in 2009.

In spite of the deterioration in the level of economic activity in Hawaii, the Company believes that the essential services nature and market leading position of its gas production and distribution business will enable it to continue to generate stable cash flows.

District Energy Business - Performance and Outlook
($000)	2008	2007	% Change	4Q’08	4Q’07	% Change
Revenue	48,045	49,506	(3.0)	9,328	10,215	(8.7)
Gross Profit	16,394	16,386	NM**	2,861	3,095	(7.6)
EBITDA*	18,459	1,420	NM**	3,324	3,608	(7.9)

* See attached tables for a reconciliation of EBITDA to net income.

** Not meaningful

Revenue generated by the district energy business is a combination of capacity revenue based on the number of tons of cooling under contract, and consumption revenue based on demand for cooling. Capacity revenue grew with the step-up in inflation-linked rate escalators in 2008. A cooler 2008 compared with 2007 resulted in a decrease in consumption revenue and contributed to a slight decline in total revenue for the full year.

The Company expects continued stable performance from its district energy business, assuming a historically normal level of demand for cooling in Chicago in 2009.

Excluding the effect of the debt refinancing costs incurred in the third quarter of 2007, EBITDA would have declined by less than 4% year over year.

Airport Parking Business - Performance and Outlook
($000)	2008	2007	% Change	4Q’08	4Q’07	% Change
Revenue	74,692	77,180	(3.2)	17,691	18,892	(6.4)
Gross Profit (Loss)	(4,752)	17,663	(126.9)	(15,423)	2,983	NM**
EBITDA*	(128,264)	15,519	NM**	(136,207)	3,166	NM**

* See attached tables for a reconciliation of EBITDA to net income.

** Not Meaningful

Lot utilization, as measured by the number of cars exiting the airport parking business’ facilities, declined 5.9% compared with 2007. Price rationalization in certain markets offset a portion of the volume decline resulting in a decrease in revenue of 3.2%.

The year over year decline in gross profit was partially offset by $1.2 million decrease in rent expense and related reversal of previously booked non-cash rent in excess of lease expenses resulting from the purchase in the first quarter of a previously leased property.

Full year selling, general and administrative costs were higher primarily as a result of costs incurred in connection with a state tax settlement, outsourcing certain activities and relocation of the head office.

Excluding unrealized gains on derivative instruments in both years and the impairment in 2008, EBITDA would have declined by 33%.

The airport parking business does not have sufficient liquidity or capital resources to pay its maturing debt obligations and, based on current results and market conditions, we do not expect that the airport parking business will be able to refinance its debt as it matures. MIC has no intention of contributing any further capital to this business other than potentially obligations that it has guaranteed. As a result, it is likely that this business will default on its obligations without substantial concessions from lenders and there is doubt regarding the business’ ability to continue as a going concern. The Company is in discussions with lenders and is pursuing strategic alternatives for the business including asset sales, restructuring or filing for protection under bankruptcy laws.

CONFERENCE CALL AND WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday, February 26, 2009 to review the Company’s results.

How: To listen to the conference call please dial +1(877) 857-6147 (domestic) or +1(719) 325-4816 (international) at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a live webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of February 26, 2009 prior to the conference call. A link to the slides will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on February 26, 2009 through March 12, 2009, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 1224824. An online archive of the webcast will be available on the Company’s website for one year following the call.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a 50% indirect interest in a bulk liquid storage terminal business, a gas production and distribution business, a district energy business, and an airport parking business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: changes in general economic or business conditions, our ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	($ in thousands) (unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,231	$57,473
Restricted cash	1,063	1,335
Accounts receivable, less allowance for doubtful accounts
of $2,230 and $2,380, respectively	62,240	94,541
Dividends receivable	7,000	7,000
Other receivables	132	445
Inventories	15,968	18,219
Prepaid expenses	9,156	10,418
Deferred income taxes	3,774	9,330
Land - available for sale	11,931	-
Income tax receivable	489	-
Fair value of derivative instruments	-	47
Other	13,440	11,659

Total current assets	193,424	210,467

Property, equipment, land and leasehold improvements, net	673,981	674,952

Restricted cash	19,939	19,363
Equipment lease receivables	36,127	38,834
Investment in unconsolidated business	184,930	211,606
Goodwill	586,249	770,108
Intangible assets, net	812,184	857,345
Deferred costs on acquisitions	-	278
Deferred financing costs, net of accumulated amortization	23,383	28,040
Fair value of derivative instruments	-	-
Other	4,033	2,036

Total assets	$2,534,250	$2,813,029

Liabilities and members'/stockholders’ equity
Current liabilities:
Due to manager - related party	$3,521	$5,737
Accounts payable	47,886	59,303
Accrued expenses	29,448	31,184
Current portion of notes payable and capital leases	2,724	5,094
Current portion of long-term debt	201,344	162
Fair value of derivative instruments	51,441	14,224
Customer deposits	5,457	9,481
Other	10,785	8,330

Total current liabilities	352,606	133,515

Notes payable and capital leases, net of current portion	2,274	2,964
Long-term debt, net of current portion	1,327,800	1,426,494
Deferred income taxes	65,042	202,683
Fair value of derivative instruments	105,970	42,832
Other	46,297	30,817

Total liabilities	1,899,989	1,839,305

Minority interests	5,423	7,172

Members’/stockholders' equity:
LLC interests, no par value; 500,000,000 authorized; 44,948,694 LLC interests issued and outstanding at December 31, 2008 and
44,938,380 LLC interests issued and outstanding at December 31, 2007	956,956	1,052,062
Accumulated other comprehensive loss	(97,190)	(33,055)
Accumulated deficit	(230,928)	(52,455)

Total members’/stockholders' equity	628,838	966,552

Total liabilities and members’/stockholders' equity	$2,534,250	$2,813,029

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
	($ in thousands, except share and per share data) (unaudited)

Revenue
Revenue from product sales	$586,054	$445,852	$262,432
Revenue from product sales - utility	121,770	95,770	50,866
Service revenue	339,543	284,860	201,835
Financing and equipment lease income	4,686	4,912	5,118

Total revenue	1,052,053	831,394	520,251

Costs and expenses
Cost of product sales	406,997	302,283	192,399
Cost of product sales - utility	103,216	64,371	14,403
Cost of services	143,294	113,203	92,542
Selling, general and administrative	242,373	193,887	120,252
Fees to manager - related party	12,568	65,639	18,631
Goodwill impairment	190,751	-	-
Depreciation	40,140	20,502	12,102
Amortization of intangibles	72,352	35,258	43,846

Total operating expenses	1,211,691	795,143	494,175

Operating (loss) income	(159,638)	36,251	26,076

Other income (expense)
Dividend income	-	-	8,395
Interest income	1,207	5,963	4,887
Interest expense	(104,095)	(81,653)	(77,746)
Loss on extinguishment of debt	-	(27,512)	-
Equity in earnings (losses) and amortization charges of investees
	1,324	(32)	12,558
Loss on derivative instruments	(2,597)	(1,220)	(1,373)
Gain on sale of equity investment	-	-	3,412
Gain on sale of investment	-	-	49,933
Gain on sale of marketable securities	-	-	6,738
Other income (expense), net	38	(815)	594
Net (loss) income before income taxes and minority interests
	(263,761)	(69,018)	33,474
Benefit for income taxes	84,120	16,483	16,421

Net (loss) income before minority interests	(179,641)	(52,535)	49,895

Minority interests	(1,168)	(481)	(23)

Net (loss) income	$(178,473)	$(52,054)	$49,918

Basic (loss) earnings per share:	$(3.97)	$(1.27)	$1.73
Weighted average number of shares outstanding: basic
	44,944,326	40,882,067	28,895,522
Diluted (loss) earnings per share:	$(3.97)	$(1.27)	$1.73
Weighted average number of shares outstanding: diluted
	44,944,326	40,882,067	28,912,346
Cash distributions declared per share	$2.125	$2.385	$2.075

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
	($ in thousands) (unaudited)
Operating activities
Net (loss) income	$(178,473)	$(52,054)	$49,918
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash goodwill impairment	190,751	-	-
Depreciation and amortization of property and equipment	70,236	31,515	21,366
Amortization of intangible assets	72,352	35,258	43,846
Equity in (earnings) losses and amortization charges of investees	(1,324)	32	(12,558)
Equity distributions from investees	1,324	-	8,265
Gain on sale of equity investment	-	-	(3,412)
Gain on sale of investments	-	-	(49,933)
Gain on sale of marketable securities	-	-	(6,738)
Amortization of debt financing costs	6,532	6,202	6,178
Non-cash derivative loss (gain), net of non-cash interest expense (income)	2,843	(2,563)	5,879
Performance fees settled in trust stock and LLC interests	-	43,962	4,134
Equipment lease receivable, net	2,372	2,531	1,880
Deferred rent	2,020	2,466	2,475
Deferred taxes	(86,096)	(22,255)	(14,725)
Other non-cash expenses, net	2,412	2,940	1,814
Non-operating losses relating to foreign investments	-	3,437	-
Loss on extinguishment of debt	-	27,512	-
Accrued interest expense on subordinated debt - related party	-	-	1,087
Accrued interest income on subordinated debt - related party	-	-	(430)
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	272	(119)	4,216
Accounts receivable	16,946	(12,263)	(5,330)
Dividend receivable	-	-	2,356
Inventories	2,698	(3,291)	352
Prepaid expenses and other current assets	6,670	675	(4,601)
Due to manager - related party	(2,216)	1,453	1,647
Accounts payable and accrued expenses	(16,197)	23,814	(9,954)
Income taxes payable	(1,135)	5,006	(3,213)
Other, net	1,688	2,292	1,846
Net cash provided by operating activities	93,675	96,550	46,365

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(53,274)	(704,171)	(845,085)
Deferred costs on acquisitions	-	(18)	(279)
Costs of dispositions	-	(322)	-
Proceeds from sale of equity investment	-	84,904	-
Proceeds from sale of investment	7,557	160	89,519
Proceeds from sale of marketable securities	-	-	76,737
Settlements of non-hedging derivative instruments	-	(2,530)	-
Purchases of property and equipment	(64,774)	(50,877)	(18,409)
Return of investment in unconsolidated business	26,676	28,000	10,471
Proceeds received on subordinated loan - related party	-	-	850
Other	415	844	-
Net cash used in investing activities	(83,400)	(644,010)	(686,196)

Financing activities
Proceeds from issuance of trust stock and LLC interests	-	252,739	305,325
Proceeds from long-term debt	5,000	1,356,625	537,000
Proceeds from line-credit facility	96,150	11,560	455,957
Offering and equity raise costs	(65)	(11,392)	(14,220)
Distributions paid to trust stockholders and holders of LLC interests	(95,509)	(97,913)	(62,004)
Distributions paid to minority shareholders	(481)	(528)	(736)
Payment of long-term debt	(162)	(904,654)	(638,356)
Debt financing costs	(1,879)	(26,247)	(14,217)
Make-whole payment on debt refinancing	-	(14,695)	-
Restricted cash	(576)	4,303	(4,228)
Payment of notes and capital lease obligations	(1,995)	(2,252)	(2,193)
Net cash provided by financing activities	483	567,546	562,328

Effect of exchange rate changes on cash	-	(1)	(272)

Net change in cash and cash equivalents	10,758	20,085	(77,775)

Cash and cash equivalents, beginning of year	57,473	37,388	115,163

Cash and cash equivalents, end of year	$68,231	$57,473	$37,388

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued acquisition and equity offering costs	$-	$1,208	$3

Accrued purchases of property and equipment	$883	$1,647	$1,438

Acquisition of equipment through capital leases	$490	$30	$2,331

Issuance of trust stock and LLC interests to manager for payment of performance fees	$-	$43,962	$4,134

Issuance of trust stock and LLC interests to independent directors	$450	$450	$269

Taxes paid	$3,174	$3,784	$1,835

Interest paid	$97,658	$92,835	$65,967

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

	Year Ended December 31,			Change (from 2007 to 2008) Favorable/(Unfavorable)		Change (from 2006 to 2007) Favorable/(Unfavorable)
	2008	2007	2006	$	%	$	%
	($ in thousands) (unaudited)

Net (loss) income	$(178,473)	$(52,054)	$49,918	(126,419)	NM	(101,972)	NM
Interest expense, net	102,888	75,690	72,859	(27,198)	(35.9)	(2,831)	(3.9)
Income tax benefit	(84,120)	(16,483)	(16,421)	67,637	NM	62	0.4
Depreciation (1)	40,140	20,502	12,102	(19,638)	(95.8)	(8,400)	(69.4)
Depreciation - cost of services (1)	30,096	11,013	9,264	(19,083)	(173.3)	(1,749)	(18.9)
Amortization (2)	72,352	35,258	43,846	(37,094)	(105.2)	8,588	19.6
EBITDA	$(17,117)	$73,926	$171,568	(91,043)	(123.2)	(97,642)	(56.9)

NM - Not meaningful
(1) Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services do not include step-up depreciation expense of $6.9 million, $6.9 million and $4.6 million in connection with our investment in IMTT for the years ended December 31, 2008, 2007 and 2006, respectively, which is reported in equity in earnings (losses) and amortization charges of investees in our statements of operations.
(2) Does not include step-up amortization expense related to intangible assets in connection with our investment in IMTT of $1.1 million, $1.1 million and $756,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Also, does not include step-up amortization expense related to intangible assets in connection with our prior investment in the toll road business of $3.9 million for year ended December 31, 2006. These are both reported in equity in earnings (losses) and amortization charges of investees in our statements of operations. Included in amortization expense for the year ended December 31, 2006 is a $23.5 million non-cash impairment charge relating to trademarks and domain names at out airport parking business. Included in amortization expense for 2007 is a $1.3 million non-cash impairment charge on the airport management contracts at our airport services business. The airport management contracts at our airport services business were subsequently sold in 2008.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
			Change				Change
	2008	2007	Favorable/(Unfavorable)		2008	2007	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Revenue from product sales	586,054	445,852	140,202	31.4	107,835	143,772	(35,937)	(25.0)
Revenue from product sales - utility	121,770	95,770	26,000	27.1	24,453	26,788	(2,335)	(8.7)
Service revenue	339,543	284,860	54,683	19.2	76,372	91,913	(15,541)	(16.9)
Financing and equipment lease income	4,686	4,912	(226)	(4.6)	1,149	1,208	(59)	(4.9)

Total revenue	1,052,053	831,394	220,659	26.5	209,809	263,681	(53,872)	(20.4)

Costs and expenses
Cost of product sales	406,997	302,283	(104,714)	(34.6)	69,178	113,816	44,638	39.2
Cost of product sales - utility	103,216	64,371	(38,845)	(60.3)	21,041	11,013	(10,028)	(91.1)
Cost of services (1)	143,294	113,203	(30,091)	(26.6)	44,679	32,463	(12,216)	(37.6)
Selling, general and administrative	242,373	193,887	(48,486)	(25.0)	59,445	65,713	6,268	9.5
Fees to manager - related party	12,568	65,639	53,071	80.9	696	5,677	4,981	87.7
Goodwill impairment (2)	190,751	-	(190,751)	NM	190,751	-	(190,751)	NM
Depreciation (1)	40,140	20,502	(19,638)	(95.8)	20,001	7,414	(12,587)	(169.8)
Amortization of intangibles (3)	72,352	35,258	(37,094)	(105.2)	40,146	12,107	(28,039)	NM

Total operating expenses	1,211,691	795,143	(416,548)	(52.4)	445,937	248,203	(197,734)	(79.7)

Operating income	(159,638)	36,251	(195,889)	NM	(236,128)	15,478	(251,606)	NM

Other income (expense)
Interest income	1,207	5,963	(4,756)	(79.8)	169	977	(808)	(82.7)
Interest expense	(104,095)	(81,653)	(22,442)	(27.5)	(26,479)	(24,603)	(1,876)	(7.6)
Loss on extinguishment of debt	-	(27,512)	27,512	NM	-	(9,804)	9,804	NM
Equity in earnings (losses) and amortization
charges of investees	1,324	(32)	1,356	NM	(9,279)	(693)	(8,586)	NM
(Loss) gain on derivative instruments	(2,597)	(1,220)	(1,377)	(112.9)	(946)	346	(1,292)	NM
Other income (expense), net	38	(815)	853	104.7	(623)	(467)	(156)	(33.4)
Net loss before income taxes and
minority interests	(263,761)	(69,018)	(194,743)	NM	(273,286)	(18,766)	(254,520)	NM
Benefit for income taxes	84,120	16,483	67,637	NM	87,374	1,576	85,798	NM

Net loss before minority interests	(179,641)	(52,535)	(127,106)	NM	(185,912)	(17,190)	(168,722)	NM

Minority interests	(1,168)	(481)	(687)	(142.8)	(593)	(298)	(295)	(99.0)

Net loss	(178,473)	(52,054)	(126,419)	NM	(185,319)	(16,892)	(168,427)	NM

Reconciliation of net loss to EBITDA:
Net loss	(178,473)	(52,054)			(185,319)	(16,892)
Interest expense, net	102,888	75,690			26,310	23,626
Income tax benefit	(84,120)	(16,483)			(87,374)	(1,576)
Depreciation (1)	40,140	20,502			20,001	7,414
Depreciation - cost of services (1)	30,096	11,013			21,876	3,407
Amortization of intangibles (3)	72,352	35,258			40,146	12,107
EBITDA	(17,117)	73,926	(91,043)	(123.2)	(164,360)	28,086	(192,446)	NM

NM - Not meaningful
(1) Depreciation - cost of services, or cost of services, includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services, or cost of services, does not include step-up depreciation expense of $6.9 million in connection with our investment in IMTT for each year and $1.7 million for each quarter, which is reported in equity in earnings (losses) and amortization charges of investees in our consolidated statements of operations. Included in the year ended and fourth quarter ended December 31, 2008 is a non-cash impairment charge of $13.8 million and $19.1 million at our airport services business and airport parking business, respectively.
(2) Includes a non-cash impairment charge of $52.0 million and $138.8 million for our airport services business and airport parking business respectively.
(3) Amortization of intangibles does not include step-up amortization expense related to intangible assets in connection with our investment in IMTT of $1.1 million for each year and $283,000 for each quarter. This is reported in equity in earnings (losses) and amortization charges of investees in our statements of operations. Included in the year and fourth quarter ended December 31, 2008 is a non-cash impairment charge of $21.7 million for contractual arrangements at our airport services business and $8.1 million charge for customer relationships, leasehold rights and trademarks at our airport parking business and a $1.3 million charge on the airport management contracts at our airport services businesses in 2007.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA AND
SEGMENT REVENUE TO CONTRIBUTION MARGIN

Airport Services – All Locations

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
	2008	2007	Change Favorable/(Unfavorable)		2008	2007	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	494,810	371,250	123,560	33.3	86,768	123,201	(36,433)	(29.6)
Non-fuel revenue	221,492	163,086	58,406	35.8	50,502	64,014	(13,512)	(21.1)
Total revenue	716,302	534,336	181,966	34.1	137,270	187,215	(49,945)	(26.7)

Cost of revenue
Cost of revenue — fuel	342,102	237,112	(104,990)	(44.3)	55,412	87,635	32,223	36.8
Cost of revenue — non-fuel	32,198	20,568	(11,630)	(56.5)	5,097	9,437	4,340	46.0
Total cost of revenue	374,300	257,680	(116,620)	(45.3)	60,509	97,072	36,563	37.7

Fuel gross profit	152,708	134,138	18,570	13.8	31,356	35,566	(4,210)	(11.8)
Non-fuel gross profit	189,294	142,518	46,776	32.8	45,405	54,577	(9,172)	(16.8)
Gross profit	342,002	276,656	65,346	23.6	76,761	90,143	(13,382)	(14.8)

Selling, general and administrative expenses	205,304	155,474	(49,830)	(32.1)	48,382	53,904	5,522	10.2
Goodwill impairment	52,000	-	(52,000)	NM	52,000	-	(52,000)	NM
Depreciation and amortization (1)	93,903	44,753	(49,150)	(109.8)	49,537	16,780	(32,757)	(195.2)
Operating income	(9,205)	76,429	(85,634)	(112.0)	(73,158)	19,459	(92,617)	NM

Interest expense, net	(62,967)	(42,559)	(20,408)	(48.0)	(15,935)	(14,387)	(1,548)	(10.8)
Loss on extinguishment of debt	-	(9,804)	9,804	NM	-	(9,804)	9,804	NM
Other expense	(241)	(775)	534	68.9	(524)	(688)	164	23.8
Unrealized (losses) gains on derivative instruments	(1,871)	(1,659)	(212)	(12.8)	(738)	372	(1,110)	NM
Income tax benefit (provision)	29,936	(8,575)	38,511	NM	36,412	2,001	34,411	NM
Net (loss) income (2)	(44,348)	13,057	(57,405)	NM	(53,943)	(3,047)	(50,896)	NM

Reconciliation of net (loss) income to EBITDA:
Net (loss) income (2)	(44,348)	13,057			(53,943)	(3,047)
Interest expense, net	62,967	42,559			15,935	14,387
Income tax (benefit) provision	(29,936)	8,575			(36,412)	(2,001)
Depreciation and amortization (1)	93,903	44,753			49,537	16,780
EBITDA	82,586	108,944	(26,358)	(24.2)	(24,883)	26,119	(51,002)	(195.3)

________________________
NM - Not meaningful
(1) Includes a non-cash impairment charge of $35.5 million, consisting of $21.7 million related to contractual arrangements and $13.8 million related to property, equipment, land and leasehold improvements, during the fourth quarter of 2008. Amortization expense of 2007 included a $1.3 million non-cash impairment charge relating to airport management contracts at our airport services business. These management contracts were subsequently sold in 2008.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Services – Existing Locations

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
	2008	2007	Change Favorable/(Unfavorable)		2008	2007	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Fuel revenue	365,262	371,250	(5,988)	(1.6)	84,641	123,201	(38,560)	(31.3)
Non-fuel revenue	157,923	163,086	(5,163)	(3.2)	49,665	64,014	(14,349)	(22.4)
Total revenue	523,185	534,336	(11,151)	(2.1)	134,306	187,215	(52,909)	(28.3)

Cost of revenue
Cost of revenue — fuel	251,084	237,112	(13,972)	(5.9)	54,147	87,635	33,488	38.2
Cost of revenue — non-fuel	16,420	20,568	4,148	20.2	5,065	9,437	4,372	46.3
Total cost of revenue	267,504	257,680	(9,824)	(3.8)	59,212	97,072	37,860	39.0

Fuel gross profit	114,178	134,138	(19,960)	(14.9)	30,494	35,566	(5,072)	(14.3)
Non-fuel gross profit	141,503	142,518	(1,015)	(0.7)	44,600	54,577	(9,977)	(18.3)
Gross profit	255,681	276,656	(20,975)	(7.6)	75,094	90,143	(15,049)	(16.7)

Selling, general and administrative expenses	148,546	155,474	6,928	4.5	47,077	53,904	6,827	12.7
Goodwill impairment	51,473	-	(51,473)	NM	51,473	-	(51,473)	NM
Depreciation and amortization (1)	77,271	44,753	(32,518)	(72.7)	48,934	16,780	(32,154)	(191.6)
Operating loss	(21,609)	76,429	(98,038)	(128.3)	(72,390)	19,459	(91,849)	NM

Interest expense, net	(45,847)	(42,559)	(3,288)	(7.7)	(15,935)	(14,387)	(1,548)	(10.8)
Loss on extinguishment of debt	-	(9,804)	9,804	NM	-	(9,804)	9,804	NM
Other expense	(323)	(775)	452	58.3	(545)	(688)	143	20.8
Unrealized (losses) gains on derivative instruments	(1,709)	(1,659)	(50)	(3.0)	(738)	372	(1,110)	NM
Income tax benefit (provision)	28,003	(8,575)	36,578	NM	36,110	2,001	34,109	NM
Net (loss) income (2)	(41,485)	13,057	(54,542)	NM	(53,498)	(3,047)	(50,451)	NM

Reconciliation of net (loss) income to EBITDA:
Net (loss) income (2)	(41,485)	13,057			(53,498)	(3,047)
Interest expense, net	45,847	42,559			15,935	14,387
Income tax (benefit) provision	(28,003)	8,575			(36,110)	(2,001)
Depreciation and amortization (1)	77,271	44,753			48,934	16,780
EBITDA	53,630	108,944	(55,314)	(50.8)	(24,739)	26,119	(50,858)	(194.7)

NM - Not meaningful

(1) Includes a non-cash impairment charge of $35.5 million, consisting of $21.7 million related to contractual arrangements and $13.8 million related to property, equipment, land and leasehold improvements, during the fourth quarter of 2008. Amortization expense of 2007 included a $1.3 million non-cash impairment charge relating to airport management contracts at our airport services business. These management contracts were subsequently sold in 2008.

(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Bulk Liquid Storage Terminals

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
	2008	2007	Change Favorable/(Unfavorable)		2008	2007	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue
Terminal revenue	306,103	250,733	55,370	22.1	82,918	69,268	13,650	19.7
Environmental response revenue	46,480	24,464	22,016	90.0	8,547	5,974	2,573	43.1
Total revenue	352,583	275,197	77,386	28.1	91,465	75,242	16,223	21.6

Costs and expenses
Terminal operating costs	155,000	135,726	(19,274)	(14.2)	40,939	37,509	(3,430)	(9.1)
Environmental response operating costs	34,658	19,339	(15,319)	(79.2)	7,199	4,811	(2,388)	(49.6)
Total operating costs	189,658	155,065	(34,593)	(22.3)	48,138	42,320	(5,818)	(13.7)

Terminal gross profit	151,103	115,007	36,096	31.4	41,979	31,759	10,220	32.2
Environmental response gross profit	11,822	5,125	6,697	130.7	1,348	1,163	185	15.9
Gross profit	162,925	120,132	42,793	35.6	43,327	32,922	10,405	31.6

General and administrative expenses	30,076	24,435	(5,641)	(23.1)	8,614	6,433	(2,181)	(33.9)
Depreciation and amortization	44,615	36,025	(8,590)	(23.8)	12,655	9,551	(3,104)	(32.5)
Operating income	88,234	59,672	28,562	47.9	22,058	16,938	5,120	30.2

Interest expense, net	(23,540)	(14,349)	(9,191)	(64.1)	(6,739)	(3,737)	(3,002)	(80.3)
(Loss) gain on extinguishment of debt	-	(12,337)	12,337	NM	-	232	(232)	NM
Other income	2,141	4,595	(2,454)	(53.4)	280	298	(18)	(6.0)
Unrealized losses on derivative instruments	(46,277)	(21,022)	(25,255)	(120.1)	(41,775)	(12,982)	(28,793)	NM
(Provision) benefit for income taxes	(9,452)	(7,076)	(2,376)	(33.6)	9,422	29	9,393	NM
Minority interest	1,003	143	860	NM	561	201	360	179.1
Net income (loss)	12,109	9,626	2,483	25.8	(16,193)	979	(17,172)	NM

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	12,109	9,626			(16,193)	979
Interest expense, net	23,540	14,349			6,739	3,737
Provision (benefit) for income taxes	9,452	7,076			(9,422)	(29)
Depreciation and amortization	44,615	36,025			12,655	9,551
EBITDA	89,716	67,076	22,640	33.8	(6,221)	14,238	(20,459)	(143.7)

________________________
NM - Not meaningful

Gas Production and Distribution

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
	2008	2007	Change Favorable/(Unfavorable)		2008	2007	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Contribution margin
Revenue — utility	121,770	95,770	26,000	27.1	24,453	26,788	(2,335)	(8.7)
Cost of revenue — utility	91,978	64,371	(27,607)	(42.9)	17,964	18,511	547	3.0
Contribution margin — utility	29,792	31,399	(1,607)	(5.1)	6,489	8,277	(1,788)	(21.6)

Revenue — non-utility	91,244	74,602	16,642	22.3	21,067	20,571	496	2.4
Cost of revenue — non-utility	55,504	44,908	(10,596)	(23.6)	11,123	12,830	1,707	13.3
Contribution margin — non-utility	35,740	29,694	6,046	20.4	9,944	7,741	2,203	28.5

Total contribution margin	65,532	61,093	4,439	7.3	16,433	16,018	415	2.6

Production	5,717	4,913	(804)	(16.4)	1,666	1,237	(429)	(34.7)
Transmission and distribution	14,912	15,350	438	2.9	4,054	4,617	563	12.2
Selling, general and administrative expenses	18,374	16,350	(2,024)	(12.4)	5,094	3,879	(1,215)	(31.3)
Depreciation and amortization	6,739	6,737	(2)	NM	1,730	1,692	(38)	(2.2)
Operating income	19,790	17,743	2,047	11.5	3,889	4,593	(704)	(15.3)

Interest expense, net	(9,390)	(9,195)	(195)	(2.1)	(2,365)	(2,384)	19	0.8
Other income (expense)	148	(162)	310	191.4	(65)	(93)	28	30.1
Unrealized (losses) gains on derivative instruments	(221)	(431)	210	48.7	2	(34)	36	105.9
Income tax provision (1)	(4,044)	(3,115)	(929)	(29.8)	(573)	(815)	242	29.7
Net income (2)	6,283	4,840	1,443	29.8	888	1,267	(379)	(29.9)

Reconciliation of net income to EBITDA:
Net income (2)	6,283	4,840			888	1,267
Interest expense, net	9,390	9,195			2,365	2,384
Income tax provision (1)	4,044	3,115			573	815
Depreciation and amortization	6,739	6,737			1,730	1,692
EBITDA	26,456	23,887	2,569	10.8	5,556	6,158	(602)	(9.8)

________________________
NM - Not meaningful
(1) Income tax provision for 2007 has been calculated based on 2008 tax rate for comparability.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
			Change				Change
	2008	2007	Favorable/(Unfavorable)		2008	2007	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Cooling capacity revenue	19,350	18,854	496	2.6	4,866	4,777	89	1.9
Cooling consumption revenue	20,894	22,876	(1,982)	(8.7)	2,399	3,454	(1,055)	(30.5)
Other revenue	3,115	2,864	251	8.8	914	776	138	17.8
Finance lease revenue	4,686	4,912	(226)	(4.6)	1,149	1,208	(59)	(4.9)
Total revenue	48,045	49,506	(1,461)	(3.0)	9,328	10,215	(887)	(8.7)
Direct expenses — electricity	13,842	15,424	1,582	10.3	1,858	2,567	709	27.6
Direct expenses — other (1)	17,809	17,696	(113)	(0.6)	4,609	4,553	(56)	(1.2)
Direct expenses — total	31,651	33,120	1,469	4.4	6,467	7,120	653	9.2
Gross profit	16,394	16,386	8	NM	2,861	3,095	(234)	(7.6)
Selling, general and administrative expenses	3,390	3,208	(182)	(5.7)	892	985	93	9.4
Amortization of intangibles	1,372	1,368	(4)	(0.3)	345	345	-	-
Operating income	11,632	11,810	(178)	(1.5)	1,624	1,765	(141)	(8.0)
Interest expense, net	(10,341)	(9,009)	(1,332)	(14.8)	(2,580)	(2,507)	(73)	(2.9)
Loss on extinguishment of debt	-	(17,708)	17,708	NM	-	-	-	NM
Other income	201	740	(539)	(72.8)	46	192	(146)	(76.0)
Unrealized gains (losses) on derivative instruments	26	(28)	54	(192.9)	(2)	(28)	26	(92.9)
Income tax (provision) benefit	(242)	5,490	(5,732)	104.4	274	6,859	(6,585)	96.0
Minority interest	(585)	(554)	(31)	(5.6)	(148)	(141)	(7)	(5.0)
Net income (loss) (2)	691	(9,259)	9,950	107.5	(786)	6,140	(6,926)	(112.8)

Reconciliation of net income (loss) to EBITDA:
Net income (loss) (2)	691	(9,259)			(786)	6,140
Interest expense, net	10,341	9,009			2,580	2,507
Income tax provision (benefit)	242	(5,490)			(274)	(6,859)
Depreciation	5,813	5,792			1,459	1,475
Amortization of intangibles	1,372	1,368			345	345
EBITDA	18,459	1,420	17,039	NM	3,324	3,608	(284)	(7.9)

__________________________
NM - Not meaningful
(1) Includes depreciation expense of $5.8 million and $5.8 million for the years ended December 31, 2008 and 2007, respectively, and $1.4 million and $1.5 million for the quarters ended December 31, 2008 and 2007, respectively.
(2) Corporate allocation expense, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Parking

($ in thousands) (unaudited)

	Year Ended December 31,				Quarter Ended December 31,
	2008	2007	Change Favorable/(Unfavorable)		2008	2007	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%

Revenue	74,692	77,180	(2,488)	(3.2)	17,691	18,892	(1,201)	(6.4)
Direct expenses (1)	79,444	59,517	(19,927)	(33.5)	33,114	15,909	(17,205)	(108.1)
Gross profit	(4,752)	17,663	(22,415)	(126.9)	(15,423)	2,983	(18,406)	NM
Selling, general and administrative expenses	11,100	8,816	(2,284)	(25.9)	3,186	2,397	(789)	(32.9)
Goodwill impairment	138,751	-	(138,751)	NM	138,751	-	(138,751)	NM
Amortization of intangibles (2)	10,478	2,902	(7,576)	NM	8,535	704	(7,831)	NM
Operating (loss) income	(165,081)	5,945	(171,026)	NM	(165,895)	(118)	(165,777)	NM
Interest expense, net	(15,325)	(16,040)	715	4.5	(3,948)	(4,021)	73	1.8
Other income (expense)	57	274	(217)	(79.2)	(5)	133	(138)	(103.8)
Unrealized gains (losses) on derivative instruments	246	142	104	73.2	-	76	(76)	NM
Income tax benefit	76,334	3,830	72,504	NM	72,378	1,550	70,828	NM
Minority interest	1,753	1,035	718	69.4	741	439	302	68.8
Net loss (3)	(102,016)	(4,814)	(97,202)	NM	(96,729)	(1,941)	(94,788)	NM

Reconciliation of net loss to EBITDA:
Net loss (3)	(102,016)	(4,814)			(96,729)	(1,941)
Interest expense, net	15,325	16,040			3,948	4,021
Income tax benefit	(76,334)	(3,830)			(72,378)	(1,550)
Depreciation (1)	24,283	5,221			20,417	1,932
Amortization of intangibles (2)	10,478	2,902			8,535	704
EBITDA	(128,264)	15,519	(143,783)	NM	(136,207)	3,166	(139,373)	NM

NM - Not meaningful
(1) Includes depreciation expense of $24.3 million and $5.2 million for the years ended December 31, 2008 and 2007, respectively, and $20.4 million and $1.9 million for the quarters ended December 31, 2008 and 2007, respectively. These amounts include a non-cash impairment charge of $19.1 million recorded in the fourth quarter of 2008.
(2) Includes a non-cash impairment charge of $8.1 million related to customer relationships, leasehold rights and trademarks recorded in the fourth quarter of 2008.
(3) Corporate allocation expense and other intercompany fees, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

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Macquarie Infrastructure Company
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